INVESTING IN GOLD Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-167807 October 12, 2010

2 Agenda Benefits of ETFs Traditional ways to access gold Accessing gold today Questions and answers

Number of Exchange Traded Products

»

BLACKROCK

iShares

3
The exchange traded landscape
Source: BlackRock, as of 12/31/09.
*Does not include Target Date and Alternative funds. There are a total of 912 Exchange Traded Products (ETPs) as of 12/31/09.
ETFs offer access to nearly any asset class or targeted market segment in a cost-effective way.
0
100
200
300
400
500
600
700
800
900
1,000
1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009
Year
Currency
Commodity
Fixed Income
Int’l/Global Equity
Domestic Equity

4
ETFs include many different regulatory
structures
Open-End
Fund
Unit Investment
Trust
1940 Act
Closed-End
Fund
ETF structure has exposure, risk, and tax implications.
1933 Act
Limited
Partnership
Exchange
Traded Notes
Other Listed
Vehicles
Grantor
Trust

5 The benefits of iShares ETFs Low cost Transparency Exchange traded liquidity Targeted exposure for implementing strategies

6
Examples: Mining
companies, precious
metals mutual funds
Reasonable costs
and low minimums
20 mutual funds:
$29 billion in assets
4
0.75: average five-
year correlation of
mutual funds to gold
spot price
5
Equities
and funds
Traditional ways to access gold
1. One “tonne” is equivalent to one metric ton, which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.
2.
Source: Gold Survey 2010, GFMS Limited. GFMS Limited is an independent precious metals research organization based in London.
3. Source: Ibid.
4. Source: Morningstar, as of 4/30/10.
5. Source: Ibid.
Predominantly
limited to large
institutional
investors
Derivatives
and futures
contracts
Examples: Bullion,
jewelry and gold
certificates
Provides pure
access to gold
1,759 tonnes
($55 billion):
2009 jewelry
consumption
473 tonnes
($15 billion):
2009 bar hoarding
and coin investing
Physical
gold

Accessing gold today
Exchange traded product landscape:
Provides access to gold through a vehicle that trades on an exchange
Low minimum investment amount
Gold exposure through equities, gold-based futures or physical gold
Eleven gold ETFs: $56 billion in assets
Three hold physical gold
Eight use derivatives or publicly traded equities
Gold
exchange
traded
products
1. Source: Morningstar, as of 4/30/10.
Derivatives
and futures
contracts
Equities
and funds
Physical
gold
1

iShares Gold Trust
Net Asset Value per Share ($)
COMEX Spot Settlment Price ($/oz)

BLACKROCK
iShares

A closer look at physically backed gold ETFs
Source: BlackRock, as of 8/6/10.
0
2
4
6
8
10
12
14
1/05 1/06 1/07 1/08 1/09 1/10
0
200
400
600
800
1,000
1,200
1,400
iShares Gold Trust NAV COMEX Spot Settlement Price
Past performance does not guarantee future results. Please see slide 12 for more performance information.
Spot settlement prices are for illustrative purposes only and do not represent actual iShares Gold Trust performance.
Spot prices do not reflect any fees, transaction costs or expenses.
iShares Gold Trust

Conclusion
ETFs offer access to a wide range of asset classes and
strategies
Investor demand for gold has been increasing amid global
and political uncertainty
Access to the gold market varies depending on the
investment vehicle
Gold ETFs backed by physical gold offer investors an
innovative way to access the price of gold

APPENDIX

iShares Gold Trust (IAU)
Gold ETF (the “Trust”) that seeks to reflect, at any given time, the price of gold owned by the Trust at that time, less the expenses and liabilities of the Trust
Holds fully allocated
gold daily
Shares are listed and trade
on NYSE Arca
Cost-efficient
Transparent
Key Considerations Trust Details
Ticker IAU
Inception Date 1/21/05
Sponsor’s Fee 0.25%
Trust Profile (as of 10/1/10)
Total Net Assets $4.22 Billion
Shares Outstanding 327 Million
Total Ounces of Gold 3.21 Million
Total Tonnes of Gold 99.72

iShares Gold Trust Performance
The performance quoted represents past performance and does not guarantee future results. Investment return and principal value of an investment will fluctuate so that an investor’s shares, when sold or redeemed, may be worth more or less than the original cost.
Market returns are based upon the midpoint of the bid/ask spread at 4:00 p.m. ET (when NAV is normally determined for most iShares products) and do not represent the returns you would receive if you traded shares at other times.
1. COMEX Spot Month Settlement Price. Spot settlement prices are for illustrative purposes only and do not represent actual iShares Gold Trust performance.
Spot prices do not reflect any fees, transaction costs or expenses.
Performance History (as of 9/30/10)
Trust inception date: 1/21/05
Trust 19.10% 29.27% 20.28% 22.29%            — 21.28%
Benchmark
1
19.41% 29.74% 20.75% 22.76% 16.93% 21.74%
Market Price Returns 19.27% 29.52% 20.29% 22.31%            — 21.28%
YTD 2010 1-Year 3-Year 5-Year 10-Year Since Trust Inception

iShares Gold Trust (“Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents the Trust has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iShares.com or EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust will arrange to send you the prospectus if you request it by calling toll-free 1-800-474-2737.
Investing involves risk, including possible loss of principal. The iShares Gold Trust (“Trust”) is not an investment company registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trust are not subject to the same regulatory requirements as mutual funds. Because shares of the Trust are created to reflect the price of the gold held by the Trust, the market price of the shares will be as unpredictable as the price of gold has historically been. Additionally, shares of the Trust are bought and sold at market price (not NAV). Brokerage commissions will reduce returns.
Shares of the Trust are created to reflect, at any given time, the market price of gold owned by the trust at that time less the trust’s expenses and liabilities. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. If an investor sells the shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price received for the shares.
For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.
Following an investment in shares of the Trust, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of the shares. Among them: (i) Large sales by the official sector. A significant portion of the aggregate world gold holdings is owned by governments, central banks and related institutions.
If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the shares will be adversely affected. (ii) A significant increase in gold hedging activity by gold producers.
Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the shares. (iii) A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the shares.
The amount of gold represented by shares of the Trust will decrease over the life of the trust due to sales necessary to pay the sponsor’s fee and trust expenses. Without increase in the price of gold sufficient to compensate for that decrease, the price of the shares will also decline, and investors will lose money on their investment. The Trust will have limited duration. The liquidation of the Trust may occur at a time when the disposition of the Trust’s gold will result in losses to investors.

Although market makers will generally take advantage of differences between the NAV and the trading price of Trust shares through arbitrage opportunities, there is no guarantee that they will do so. There is no guarantee an active trading market will develop for the shares, which may result in losses on your investment at the time of disposition of your shares. The value of the shares of the Trust will be adversely affected if gold owned by the Trust is lost or damaged in circumstances in which the Trust is not in a position to recover the corresponding loss. The Trust is a passive investment vehicle. This means that the value of your shares may be adversely affected by Trust losses that, if the Trust had been actively managed, it might have been possible to avoid.
Shares of the iShares Gold Trust are not deposits or other obligations of or guaranteed by BlackRock, Inc., and its affiliates, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
BlackRock Asset Management International Inc. (“BAMII”) is the sponsor of the Trust. BlackRock Fund Distribution
Company (“BFDC”), a subsidiary of BAMII, assists in the promotion of the Trust. BAMII is an affiliate of BlackRock, Inc.
Although shares of the iShares Gold Trust may be bought or sold on the exchange through any brokerage account, shares of the Trust are not redeemable from the Trust except in large aggregated units called “Baskets.”
“Commodity Exchange, Inc.,” and “COMEX” are trademarks of Commodity Exchange, Inc., and have been licensed for use for certain purposes to BlackRock, Inc., and the iShares Gold Trust. The Trust is not sponsored, endorsed, sold or promoted by Commodity Exchange, Inc., nor does Commodity Exchange, Inc., make any representation regarding the advisability of investing in the Trust.
©2010 BlackRock Institutional Trust Company, N.A. All rights reserved. iShares
®
is a registered trademark of BlackRock
Institutional Trust Company, N.A. All other trademarks, servicemarks or registered trademarks are the property of their respective owners. iS-3615-1010 3101-CM12-8/10